                                     EXHIBIT 2


                                   PROMISSORY NOTE

$1,500,000.00                                                 Chicago, Illinois
                                                                  April 9, 1998


     FOR VALUE RECEIVED, the undersigned, FAMCO III LIMITED LIABILITY COMPANY, a Delaware limited liability company (the "Borrower"), promises to pay to the order of [name of bank omitted pursuant to Item 3 of Schedule 13D] the principal sum of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) on July 18, 1998. The borrower further promises to pay interest at such office on the balance of principal remaining from time to time unpaid hereon at the rates and times set forth in this Note.

SECTION 1.     APPOINTMENT OF FISCAL AGENT.

     The Borrower hereby irrevocably appoints Family Financial Strategies, Inc. ("FFS") as his/her fiscal agent for the purpose of receiving all notices hereunder and selecting interest rates and interest options available to the Borrower hereunder. The Bank is hereby authorized and directed to follow all instructions of FFS with respect to all matters concerning this Note and to give to FFS all notices hereunder or with respect to the Collateral, all of which shall be binding upon the Borrower. The Borrower hereby indemnifies the Bank from any liability or loss ensuing from the Bank's reliance upon such instructions and notices. The Borrower acknowledges that FFS serves in a similar role of fiscal agent for other participating Bell family members under a Bank mortgage loan program, and that the interest rate alternatives available under this Note shall be exercised on behalf of the Borrower by FFS on a common and uniform basis for all or substantially all borrowers participating under this program.

SECTION 2.     INTEREST AND CHANGE IN CIRCUMSTANCES.

     SECTION 2.1. INTEREST RATE OPTIONS. (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by this Note (all of the indebtedness evidenced by this Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "PORTION") may, at the option of FFS acting on behalf of the Borrower, bear interest with reference to the Domestic Rate (the "DOMESTIC RATE PORTION") or with reference to the Adjusted LIBOR Rate ("LIBOR PORTIONS"), and Portions may be converted from time to time from one basis to another. The interest rate applicable to this Note will never be greater than 25% (the "MAXIMUM RATE"). All of the indebtedness evidenced by this Note which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion, and all of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR Rate for a particular Interest Period shall constitute a single LIBOR Portion. Anything contained herein to the contrary notwithstanding, there shall not be more than one LIBOR Portion applicable to this Note outstanding at any one time.

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The Borrower promises to pay interest on each Portion at the rates and times specified in this Section 2.

     (b) DOMESTIC RATE PORTION. The Domestic Rate Portion shall bear interest at the rate per annum determined by subtracting the rate of 1/2 of 1% per annum from the Domestic Rate, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the Domestic Rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable monthly in arrears on the last day of each month and at maturity of this Note and interest after maturity shall be due and payable upon demand.

     (c) LIBOR PORTIONS. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding
 .70% to the Adjusted LIBOR Rate for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each month and at maturity (whether by lapse of time, acceleration or otherwise) and interest after maturity shall be due and payable upon demand. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing, and that the interest rate under this subsection (c) does not exceed the Maximum Rate. Each LIBOR Portion under this Note and other loans outstanding under the Bell family program referred to in Section 1 shall be in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000.

     SECTION 2.2. COMPUTATION OF INTEREST. All interest on the LIBOR Portions of this Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed, and all interest on the Domestic Rate Portion of this Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     SECTION 2.3. MANNER OF RATE SELECTION. FFS acting on behalf of the Borrower shall notify the Bank (i) by 10:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion, and (ii) by 10:00 a.m. (Chicago time) on the date upon which it requests that any Domestic Rate Portion be created or that any part of a LIBOR Portion be converted into a Domestic Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If FFS fails to notify the Bank on or before 10:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion and the new Interest Period selected therefor, such LIBOR Portion shall automatically be converted into and

                                  Page 9 of 87 Pages
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added to the Domestic Rate Portion as of and on the last day of such Interest
Period. If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Note shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be a person authorized to act on behalf of the borrower hereunder, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

     SECTION 2.4. CHANGE OF LAW. Notwithstanding any other provisions of this Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify FFS on behalf of the Borrower and the obligation of the Bank to create, continue or maintain such LIBOR Portion under this Note shall terminate as of the date of such determination until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. Upon receipt of such notice from the Bank the Borrower shall, if the continued maintenance of any LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that FFS on behalf of the Borrower may elect to convert the principal amount of the affected Portion into the Domestic Rate Portion available hereunder, subject to the terms and conditions of this Note.

     SECTION 2.5. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN LIBOR OR ADJUSTED LIBOR RATE. Notwithstanding any other provision of this Note, if prior to the commencement of any Interest Period, the Bank shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR or the Adjusted LIBOR Rate, then the Bank shall promptly give notice thereof to FFS on behalf of the Borrower and the obligations of the Bank to create, continue or effect by conversion any LIBOR Portion, as the case may be, in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by FFS on behalf of the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining LIBOR or Adjusted LIBOR Rate, as the case may be.

     SECTION 2.6. TAXES AND INCREASED COSTS. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Note (whether or not having the force of law) shall:

                                  Page 10 of 87 Pages
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          (i)       impose, increase, or deem applicable any reserve, special
     deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

          (ii) subject the Bank, any LIBOR Portion or this Note to the extent it evidences such Portion, to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of any LIBOR Portion or this Note to the extent it evidences such Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank under this Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

          (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding its disbursement, any LIBOR Portion or this Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to FFS on behalf of the Borrower a certificate setting for the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

     SECTION 2.7. FUNDING INDEMNITY. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of any failure by the Borrower to create, borrow, continue or affect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Note, then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement it shall provide to FFS on behalf of the Borrower with a certificate setting forth the computation of

                              Page 11 of 87 Pages
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the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

     SECTION 2.8. LENDING BRANCH. The Bank may, at its option, elect to make, fund or maintain Portions of the loan hereunder at such of its branches or offices as the Bank may from time to time elect.

     SECTION 2.9. DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any provision of this Note to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of this Note in any manner it sees fit, it being understood, however, that for the purposes of this Note all determinations hereunder shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period and bearing an interest rate equal to the interest rate applicable to such LIBOR Portion for such Interest Period.

SECTION 3.     NOTATIONS AND REQUESTS.

     The loan made against this Note, the status of all amounts evidenced by this Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to this Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be PRIMA FACIE evidence in any court or other proceeding brought to enforce this Note of the principal amount remaining unpaid thereon, the status of the loan evidenced thereby and the interest rates and Interest Periods applicable thereto; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of this Note together with accrued interest thereon. Prior to any negotiation of this Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or LIBOR Portion and the rates of interest and the Interest Periods applicable thereto.

SECTION 4.     REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Bank that this Note does not nor will the performance or observance by the Borrower of any of the matters and things herein provided contravene any provision of law or any instrument or agreement which affects the Borrower or any of its assets. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the loan evidenced hereby will be used to purchase or carry any margin stock or extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 5.     THE COLLATERAL.

                                Page 12 of 87 Pages
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     This Note shall at all times be secured by first liens on certain residential real property of the Borrower and on readily marketable investment securities acceptable to the Bank (the "COLLATERAL") which shall be pledged to the Bank by either the Borrower or FFS on behalf of the Borrower pursuant to documentation acceptable to the Bank in form and substance (the "SECURITY DOCUMENTS"). The Bank shall have the right to call for additional security satisfactory to it should the value of the marketable investment securities portion of the Collateral decline or be deemed by the Bank inadequate or unsatisfactory. The Borrower understands the Bank determined that the securities to be deposited initially with it by the Borrower or FFS must consist of readily marketable and freely tradeable securities acceptable to the Bank in an amount such that the total principal amount outstanding hereunder shall at no time exceed 50% of the fair market value thereof (as determined by the Bank) but the Borrower acknowledges and agrees that the Bank may by notice to FFS on behalf of the Borrower require a higher collateral coverage or require substitute collateral in the event that any security deposited with the Bank is not longer satisfactory to it.

SECTION 6.     EVENTS OF DEFAULT AND REMEDIES.

     SECTION 6.1. DEFINITION. Any one or more of the following shall constitute an Event of Default:

          (a) Default in the payment when due of any principal of or interest on this Note, whether at the stated maturity thereof or at any other time provided in this Note;

          (b) Any representation or warranty made by or on behalf of the Borrower or other pledgors herein, in the Security Documents or in connection with the transactions evidenced hereby proves untrue in any respect;

          (c) Default in the observance or performance of any other covenant, condition, agreement or provision hereof or of the Security Documents;

          (d) Failure of the Borrower to provide additional or substitute collateral within three Business Days of demand of the Bank;

          (e) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes which is not covered in its entirety by insurance and which is in an aggregate amount in excess of $10,000,000.00 shall be entered or filed against the Borrower or against any of his/her property or assets and remain unstayed and undischarged for a period of 30 days from the date of its entry;

          (f) Any warranty of attachment, garnishment or any lien, levy or similar process is filed on or with respect to any of the Collateral;

          (g) The Borrower shall (i) have entered involuntarily against him/her an order for relief under the Bankruptcy Reform Act of 1978, as amended, (ii) admit in writing his/her inability to pay, or not pay, his/her debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek,

                               Page 13 of 87 Pages
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     consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for him/her or any substantial part of his/her property, (v) file a petition seeking relief or institute any proceeding seeking to have entered against him/her an order for relief under the Bankruptcy Reform Act of 1978, as amended, to adjudicate him/her insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against him/her, or (vi) fail to contest in good faith any appointment or proceeding described in Section 6.1(h) hereof;

          (h) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Borrower or any substantial part of his/her property, or a proceeding described in Section 6.1(g)(v) shall be instituted against the Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 30 days; or

          (i) Any party providing Collateral for this Note shall die or become incompetent or any event specified in clauses (g) or (h) of this
     Section 6.1 shall occur with respect to any such party providing Collateral and in any such case another party reasonably acceptable to the Bank shall not have pledged collateral security for this Note which is acceptable to the Bank in substitution for the Collateral provided by the party as to which such an event or circumstance has occurred.

     SECTION 6.2. REMEDIES FOR NON-BANKRUPTCY DEFAULTS. When any Event of Default other than an event of Default described in subsection (g) or (h) of
Section 6.1 has occurred and is continuing, the Bank may, by written notice to the Borrower: (i) declare the principal of and the accrued interest on this Note to be forthwith due and payable and thereupon this Note, including both principal and interest, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind and (ii) proceed to foreclose against or otherwise realize upon any Collateral.

     SECTION 6.3. REMEDIES FOR BANKRUPTCY DEFAULTS. When any Event of Default described in subsection (g) or (h) of Section 6.1 hereof has occurred and is continuing, this Note shall immediately become due and payable without presentment, demand, protest or notice of any kind and the Bank may proceed to foreclose against or otherwise realize upon the Collateral and exercise any other action, right, power or remedy permitted by applicable law.

SECTION 7.     DEFINITIONS.

     As used in this Note, the following terms shall have the following meanings:

     "ADJUSTED LIBOR RATE" shall mean a rate per amount determined pursuant to the following formula:

                               Page 14 of 87 Pages
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                                                LIBOR
     Adjusted LIBOR Rate =       -----------------------------------
                                       100%-Reserve Percentage

     "RESERVE PERCENTAGE" shall mean, for the purpose of computing the Adjusted LIBOR Rate, the maximum rate of all reserve requirements (including, without limitation, any marginal emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for an Interest Period,(a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Portion scheduled to be made available by the Bank.

     "LIBOR INDEX RATE" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

     "TELERATE PAGE 3750" means the display designated as "PAGE 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

     "BUSINESS DAY" means a day on which the Bank is open for business in Chicago, Illinois other than a Saturday or Sunday and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States dollar deposits in London, England and Nassau, Bahamas.

     "COLLATERAL" means all of the real and personal property security for this Note provided to the Bank from time to time whether by the Borrower or others.

     "DEFAULT" means an event which with the passage of time, giving of notice or both would constitute an Event of Default under this Note.

     "DOMESTIC RATE" shall mean a variable interest rate which may change monthly, and for any calendar month shall be equal to the highest prime rate as published in the Money Rates section of THE WALL STREET JOURNAL on the first business day of that calendar month. In the event THE WALL

                               Page 15 of 87 Pages
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STREET JOURNAL does not publish a prime rate, the Bank may substitute a comparable, readily ascertainable index.

     "EVENT OF DEFAULT" means any of the events or conditions specified as such in Section 6 hereof.

     "INTEREST PERIOD" shall mean, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), three
(3) or six (6) months thereafter as selected by the Borrower in its notice as provided herein; PROVIDED THAT, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) no Interest Period may extend beyond the final maturity date of this Note; and

          (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "SECURITY DOCUMENTS" means collectively any agreements now or hereafter executed and delivered to the Bank in respect of the Collateral.

SECTION 8.     MISCELLANEOUS.

     SECTION 8.1. NO WAIVER OF RIGHTS. No delay or failure on the part of the Bank or on the part of the holder or holders of the Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Bank and of the holder or holders of the Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     SECTION 8.2. HOLIDAYS. (a) If any payment of principal or interest on the Domestic Rate Portion shall fall due on a day which is not a Business Day, the payment date thereof shall be

                               Page 16 of 87 Pages
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extended to the next Business Day and interest at the rate such Portion bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding
Business Day on which the same is payable.

     (b) If any payment of principal or interest on any LIBOR Portion shall fall due on a day which is not a Business Day, the payment date thereof shall be extended to the next date which is a Business day and the Interest Period for such Portion shall be accordingly extended, unless as result thereof any payment date would fall in the next calendar month, in which case such payment date shall be the next preceding Business Day and the relevant Interest Period shall be correspondingly abbreviated. In either case, the next Interest Period shall be measured from the payment date so adjusted.

     SECTION 8.3. COSTS AND EXPENSES. The Borrower agrees to pay on demand all of the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Note and the other instruments and documents to be delivered hereunder or in connection with the transactions contemplated hereby, including the fees and out-of-pocket expenses of Messrs. Chapman and Cutler, special counsel to the Bank; all reasonable costs and expenses of the Bank (including attorneys' fees) incurred in connection with any consents or waivers hereunder or amendments hereto which requires any change in the documentation relating to this Note or any Collateral; and all reasonable costs and expenses (including attorneys' fees), if any, incurred by the Bank or any other holders of the
Note in connection with the enforcement of this Note and the other instruments and documents to be delivered hereunder and its connection with endeavoring to preserve, protect, perfect or realize upon the Collateral.

     SECTION 8.4. SURVIVAL OF INDEMNITIES. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the indebtedness evidenced by this Note, including, but not limited to, Sections 2.6 and 2.7 hereof, shall survive the termination and the payment of this Note.

     SECTION 8.5. NOTICES. All communications provided for herein shall be in writing or by telecopy addressed to the Bank at P.O. Box 755, 111 West Monroe Street, Chicago, Illinois 60690, Attention: Thomas Payne, telephone number (312) 3479, facsimile number (312) 461-6188, and if to the Borrower, addressed to the Borrower in care of Family Financial Strategies, Inc., Interchange Tower, 600 South Highway 169, Suite 850, St. Louis Park, Minnesota 55426-1204, Telephone number (612) 540-0111, Facsimile number
(612) 540-0444. Any notice shall be in writing and shall be deemed to have been given or made when served personally or when received if sent by United States mail and any notice given by telecopy shall be deemed given when transmitted (receipt confirmed by the sender's transmission equipment) except that rate setting notices to the Bank shall only be deemed effective upon actual receipt by it.

     SECTION 8.6. GOVERNING LAW; WAIVERS; MISCELLANEOUS. This Note shall be governed and construed in accordance with federal law and the laws of the State of Illinois without regard to principles of conflicts of laws. The Borrower hereby waives presentment for payment and demand. This Note cannot be changed or terminated orally. All of the rights given to the Bank hereunder shall inure to the benefit of its successors and assigns. If more than one person signs this Note as

                               Page 17 of 87 Pages

Borrower, then the term "Borrower" as used herein shall mean all of such parties, jointly and severally.

     This note is issued in substitution and replacement for and evidences in part the indebtedness formerly evidenced by that certain note of the undersigned dated July 21, 1997.

                                   FAMCO III LIMITED LIABILITY COMPANY,
                                        a Delaware limited liability company

                                   By: Family Financial Strategies, Inc.
                                        Its: Manager

                                   By:/s/ Greg Nelson
                                      ----------------------------------------
                                        Greg Nelson, CFO

                               Page 18 of 87 Pages